EXHIBIT 99.1

TEJON RANCH CO. REPORTS

AN INCREASE IN INCOME FROM 2007 OPERATIONS

Significant increases in revenue and equity from unconsolidated joint ventures lead to substantially higher net income

TEJON RANCH, California – (BUSINESS WIRE) – February 25, 2008 – Tejon Ranch Co. (NYSE:TRC), announced significant improvements in net income and revenues from operations for both the year ended December 31, 2007, and the fourth quarter of 2007, compared to the same respective periods in 2006. For year-end 2007, the Company had net income of $7,333,000, or $0.42 per common share, an improvement of $10,062,000 when compared to the net loss of $2,729,000, or $0.16 per common share for year-end 2006. Revenue from operations for the year ended December 31, 2007 was $32,344,000, compared to $28,422,000 of revenue for the same period during 2006. In addition to the increase in revenue in 2007, equity in earnings of unconsolidated joint ventures was $10,580,000, compared to $1,247,000 for 2006. All per share references in this release are presented on a fully diluted basis.

For the fourth quarter of 2007, the Company had net income of $985,000, or $0.06 per common share, compared to net income of $70,000, or $.01 per common share for the fourth quarter of 2006. Revenue from operations for the fourth quarter of 2007 was $9,981,000, compared to $7,705,000 of revenue during the same period in 2006.

“We are very pleased with the results from 2007,” said Robert A. Stine, President and CEO of Tejon Ranch Co. “While recognizing the variability, and at times, the volatility of results from commodity and land-based businesses, we believe 2007 is a small foreshadowing of what we plan to achieve in the future as we move forward with development of Tejon Industrial Complex and the land entitlement of Centennial and Tejon Mountain Village.”

Results of Operations for the Year-Ended December 31, 2007:

The large improvement in net income for 2007 is attributable to increased revenues of $2,992,000 from our farming operations, increased commercial/industrial revenues of $930,000, decreased corporate expenses of $4,626,000, and significantly improved equity in earnings of unconsolidated joint ventures of $9,333,000. The increase in our farming revenues was primarily due to improved yields and returns on our pistachio and walnut crop as compared to 2006. Commercial/industrial revenues grew due to improvements in both base and percentage rents from our power plant lease and commercial leases. Overall, expenses declined during 2007 due primarily to the absence of certain compensation costs that were incurred in 2006 relating to the successful formation of the TMV joint venture. The large improvement in equity in earnings of unconsolidated joint ventures is the result of the sale of the industrial building owned by our Tejon Dermody joint venture. Our share of the sale of the building resulted in a gain, before tax, of $8,721,000.

Results of Operations for the Fourth Quarter of 2007:

The improvement in fourth quarter 2007 revenue, when compared to 2006, resulted from an increase in farming revenues of $1,865,000 due to higher pistachio and walnut production. Adding to this increase was a $411,000 improvement in commercial/industrial revenues due to higher oil and mineral revenues and power plant lease revenue.

The increase in net income of $915,000 during the fourth quarter of 2007, when compared to the same period of 2006, is driven by higher revenue as described above. The revenue improvement is partially offset by increased staffing costs, higher professional service fees related to our real estate developments, and higher farm crop production costs due to harvest and fuel costs.

2008 Outlook:

The Company expects the variability of its quarterly and annual operating results to continue. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations. Since our residential housing projects, Centennial and TMV, are in the entitlement phase of development we do not have inventory for sale in the market, and therefore our business plans to date have not been affected by the recession in the housing industry. However, we cannot project the condition of the housing market or the stability of the mortgage industry at the time these residential projects move into their development and marketing phases.

During 2008, the Company expects to continue to invest funds toward the achievement of entitlements for its land and for major infrastructure development within its active industrial development, Tejon Industrial Complex.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors, which could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO. REPORTS 2007 OPERATING RESULTS

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2007	2006	2007	2006
REVENUES:
Real Estate - Commercial/Industrial	$4,527	$4,116	$16,940	$16,010
Farming	5,454	3,589	15,404	12,412

Revenues from Operations	9,981	7,705	32,344	28,422

OPERATING PROFITS (LOSSES):
Real Estate - Commercial/Industrial	1,041	1,333	4,513	4,779
Real Estate - Resort/Residential	(1,026)	(457)	(3,512)	(3,408)
Farming	1,904	440	4,972	3,088

Income from Operating Segments	1,919	1,316	5,973	4,459

Investment Income	913	942	3,509	2,975
Other Income	25	80	55	119
Corporate Expense	(2,333)	(2,436)	(8,547)	(13,173)
Interest Expense	—	—	(70)	(70)

Income (Loss) from Operations before Equity in Earnings of Unconsolidated Joint Ventures	524	(98)	920	(5,690)

Equity in Earnings of Unconsolidated Joint Ventures	461	351	10,580	1,247

Income (Loss) from Operations	985	253	11,500	(4,443)
Income Tax Expense (Benefit)	—	183	4,167	(1,714)

Net Income (Loss)	$985	$70	$7,333	$(2,729)

Net Income Per Share, Basic	$0.06	$0.01	$0.43	$(0.16)
Net Income Per Share, Diluted	$0.06	$0.01	$0.42	$(0.16)

Average Shares Outstanding, Basic	16,899,982	16,776,049	16,858,033	16,645,031
Average Shares Outstanding, Diluted	17,650,882	17,579,434	17,544,478	17,554,947

For the twelve months ended December 31, 2006, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.